                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                               WEEKS CORPORATION
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

    --------------------------------------------------------------------------

Notes:

                                     LOGO


                               WEEKS CORPORATION
                                4497 PARK DRIVE
                            NORCROSS, GEORGIA 30093

                                                                 March 27, 1997

Dear Shareholder:

  The directors and officers of Weeks Corporation join me in extending to you a cordial invitation to attend the annual meeting of our shareholders, to be held on May 21, 1997, at 10:00 a.m., at the Atlanta Marriott, Gwinnett Place, 1775 Pleasant Hill Road, Duluth, Georgia 30136. If you will need special assistance at the meeting because of a disability, please contact Shelly Kaczynski at (770) 717-3203.

  The formal notice of this annual meeting and the proxy statement appear on the following pages. After reading the proxy statement, please mark, sign, date and return the enclosed proxy card to ensure that your shares will be voted at the meeting in accordance with your instructions.

  We hope that you will attend this meeting. Whether or not you plan to attend, please return your proxy promptly in the envelope provided. After returning the proxy, you may, of course, vote in person on all matters brought before the meeting.

  We look forward to seeing you on May 21.

                                          Sincerely,

                                          /s/ A. Ray Weeks, Jr.
                                          ---------------------------
                                          A. Ray Weeks, Jr.
                                          Chairman

                               WEEKS CORPORATION
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 21, 1997

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Weeks Corporation will be held at the Atlanta Marriott, Gwinnett Place, 1775 Pleasant Hill Road, Duluth, Georgia 30136, on May 21, 1997 at 10:00 a.m. local time, for the following purposes:

    (i) To elect six directors for varying terms; and

    (ii) To transact such other business as may properly come before the meeting.

  Only shareholders of record of Common Stock of the Company as of the close of business on March 20, 1997, are entitled to vote at the Annual Meeting. A list of shareholders entitled to vote as of the close of business on March 20, 1997, will be available at the Annual Meeting for examination by any shareholder, or the shareholder's attorney or agent.

                                          By Order of the Board of Directors,

                                          /s/ Elizabeth C. Belden
                                          ----------------------------
                                          Elizabeth C. Belden
                                          Corporate Secretary

Atlanta, Georgia
March 27, 1997


   WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH DOES NOT REQUIRE ANY POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AND VOTE YOUR SHARES IN PERSON.

                               WEEKS CORPORATION
                                4497 PARK DRIVE
                            NORCROSS, GEORGIA 30093

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 21, 1997

  The 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Weeks Corporation (the "Company") will be held on May 21, 1997. This Proxy Statement is being furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") for use at the Annual Meeting for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders. It is anticipated that this Proxy Statement and the accompanying proxy will first be mailed to shareholders on or about March 27, 1997.

  Only shareholders of record as of the close of business on March 20, 1997 (the "Record Date") will be entitled to vote at the Annual Meeting. Those shareholders are entitled to one vote for each share of Common Stock held. No cumulative voting rights are authorized and appraisal rights for dissenting shareholders are not applicable. As of the Record Date, the Company had outstanding 14,061,786 shares of common stock, par value $.01 per share ("Common Stock").

  When the proxy is properly executed and returned, the shares it represents will be voted as directed at the Annual Meeting or any adjournment thereof, or, if no direction is indicated, such shares will be voted in favor of the proposals set forth in the Notice of Annual Meeting of Shareholders attached hereto. Any shareholder giving a proxy has the power to revoke it at any time before it is voted. All proxies delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company, by delivering a later-dated proxy or by voting in person at the Annual Meeting.

  The presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Annual Meeting. The affirmative vote of a plurality of the shares present in person or by proxy and entitled to vote is required to elect directors. With respect to any other matter that may properly come before the Annual Meeting, the approval of any such matter would require a greater number of votes cast favoring the matter than the number of votes cast opposing such matter. Shares held by nominees for beneficial owners will be counted for purposes of determining whether a quorum is present if the nominee has the discretion to vote on at least one of the matters presented even if the nominee may not exercise discretionary voting power with respect to other matters and voting instructions have not been received from the beneficial owner (a "broker non-vote"). Broker non-votes will not be counted as votes for or against matters presented for shareholder consideration, including the election of directors. Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, abstentions have no effect on the outcome of any vote, including the election of directors.

  Solicitation of proxies is being made by the Company and the cost of such solicitation shall be borne by the Company. Solicitation of proxies, in addition to being made by mail, may, in certain instances, be made personally or by telephone, telegraph, or telefax by one or more employees of the Company. The Company also will reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of the Company's stock. In addition, the Company has retained Wachovia Bank of North Carolina, N.A. ("Wachovia") to assist in the solicitation of proxies. The anticipated cost of the services of Wachovia is a fee of $1,000 plus expenses.

                             ELECTION OF DIRECTORS

  The Board of Directors of the Company currently consists of eleven persons, with two presently unfilled vacancies. Directors of the Company are divided into three classes serving staggered three year terms, with directors serving until the election and qualification of their successors. There are five directors, A. Ray Weeks, Jr., George D. Busbee, William O. McCoy, John W. Nelley, Jr. and Harold S. Lichtin who have been nominated to stand for re-election as directors at the Annual Meeting. In addition, William Cavanaugh III has been nominated to stand for election at the Annual Meeting as a director to fill one of the two current vacancies on the Board of Directors. The Board of Directors recommends a vote for the re-election of A. Ray Weeks, Jr., George D. Busbee, William O. McCoy, John W. Nelley, Jr. and Harold S. Lichtin, and the election of William Cavanaugh III, to hold office for the terms indicated below or until their successors are duly elected and qualified. In addition to the six nominees, there are four other directors continuing to serve on the Board of Directors. Certain information regarding the nominees and the continuing directors is set forth below. This information has been furnished by the respective individuals. If any nominee for director should become unavailable for election, it is intended that the persons named in the enclosed proxy will exercise discretionary authority with respect to the election of such other person as the Board of Directors may nominate. The Board of Directors is not aware of any reason likely to cause any nominee to become unavailable for election.

NOMINEES FOR ELECTION--TERMS EXPIRING IN 2000

  A. Ray Weeks, Jr. has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since its incorporation in 1983. He was also the President of the Company from 1983 through March 1991. Mr. Weeks is 44 years old.

  George D. Busbee has served as a director of the Company since August 1994. He has been of counsel to the law firm of King & Spalding since January 1993 and was a partner of King & Spalding from January 1983 to December 1993. Mr. Busbee is the former Governor of the State of Georgia. He is currently a director of Union Camp Corporation and Delta Air Lines, Inc. Mr. Busbee is 69 years old.

  William O. McCoy has served as a director of the Company since August 1994. Since February 1995, Mr. McCoy has been Vice-President--Finance, The University of North Carolina. Mr. McCoy was President of BellSouth Enterprises and the Vice Chairman of the Board of BellSouth Corporation, a regional telecommunications company, from 1983 until January 1995. He is currently a director of The Liberty Corporation, Carolina Power & Light Company, Fidelity Investments and Kenan Transport Co. Mr. McCoy is 63 years old.

NOMINEES FOR ELECTION--TERMS EXPIRING IN 1999

  John W. Nelley, Jr. has served as a director of the Company since November 1996. In addition, Mr. Nelley has been a Managing Director of the Company, with responsibilities for the Company's activities in Nashville, Tennessee, since November 1996. Since 1982, Mr. Nelley has been a General Partner of NWI Warehouse Group, L.P., an industrial warehouse development company in Nashville, Tennessee whose assets and business have been acquired, or are under agreement to be acquired, by the Company. Mr. Nelley is an attorney and a CPA. Mr. Nelley is 48 years old.

  William Cavanaugh III has been nominated for election by the shareholders to fill one of the current vacancies on the Board of Directors for a term commencing June 1, 1997. Mr. Cavanaugh has been President and Chief Executive Officer of Carolina Power & Light Company ("CP&L") since October 1996. He joined CP&L in September 1992 and served as the Company's President and Chief Operating Officer until October

1996, when he became Chief Executive Officer. Prior to joining CP&L, he was Chairman, Chief Executive Officer and Director of Entergy Operations, Incorporated, and Group President--Energy Supply for Entergy Corporation. He is currently a director of the Nuclear Energy Institute, the Association of Edison Illuminating Companies, Wachovia Bank of North Carolina, North Carolina Citizens for Business and Industry, and the Southeastern Electric Exchange, and is on the Governing Board of the World Association of Nuclear Operators ("WANO") and is Chairman of the WANO--Atlanta Board of Governors. Mr. Cavanaugh is 58 years old.

NOMINEE FOR ELECTION--TERM EXPIRING IN 1998

  Harold S. Lichtin has served as a director of the Company since December 1996. In addition, Mr. Lichtin has been a Managing Director of the Company, with responsibilities for the Company's activities in North Carolina, since December 1996. From 1977 to December 1996, Mr. Lichtin was President of Lichtin Properties, Inc., a commercial development and property management company in the Raleigh-Durham-Chapel Hill area of North Carolina that was acquired by the Company in December 1996. Mr. Lichtin is 48 years old.

INCUMBENT DIRECTORS--TERMS EXPIRING IN 1999

  Barrington H. Branch has served as a director of the Company since August 1994. From 1991 to February 1997, Mr. Branch was President and Chief Executive Officer of DIHC Management Corporation, the wholly owned U.S. real estate investment subsidiary of Pensionenfonds PGGM, the second largest private pension fund in The Netherlands. Since February 1997, Mr. Branch has been an independent advisor and consultant to institutional investors in U.S. real estate, including DIHC Management Corporation. Mr. Branch is 56 years old.

  Thomas D. Senkbeil has served as a director of the Company since October 1992. Mr. Senkbeil has been the Vice Chairman of the Board and Chief Investment Officer of the Company since October 1992. From September 1984 to October 1992, Mr. Senkbeil served as Executive Vice President and Managing Partner of Senkbeil & Associates, Inc. and Anderson & Senkbeil, Inc., each a real estate development firm. Mr. Senkbeil is 47 years old.

INCUMBENT DIRECTORS--TERMS EXPIRING IN 1998

  Forrest W. Robinson has served as a director and President of the Company since April 1991 and as the Chief Operating Officer since May 1988. Mr. Robinson is 46 years old.

  Charles R. Eitel has served as a director of the Company since August 1994. Since February 1997, Mr. Eitel has been President and Chief Operating Officer of Interface, Inc., a worldwide manufacturer of commercial interior products, with over 75% of its sales in commercial carpet. He was President and Chief Executive Officer, Floorcoverings Group, Interface, Inc. and served as Executive Vice President of Interface, Inc. from October 1994 until February 1997. Mr. Eitel was President and Chief Executive Officer of Interface Flooring Systems from November 1993 to October 1994, and was President of the Floor Coverings Division of Collins & Aikman from July 1987 to November 1993. He is currently a director of Interface, Inc. Mr. Eitel is 47 years old.

VACANCIES ON THE BOARD OF DIRECTORS

  Two seats on the Board of Directors are currently vacant. As discussed above, the Board of Directors has nominated William Cavanaugh III to fill one of these vacancies and the Board of Directors anticipates filling the remaining vacancy during 1997. The term of the director who is elected by the Board of Directors to fill the remaining vacancy will expire in 1998. Shareholders will not be entitled to nominate or cast votes at the Annual Meeting for a director to fill the remaining vacancy on the Board of Directors.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  During 1996, the Board of Directors held eight meetings. Each director attended at least 75% of the aggregate number of meetings of the Board of Directors and the respective Committees of the Board of Directors on which he served while a member thereof.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors controls the management of the Company and its property and the disposition thereof and is responsible for the general policies of the Company and general supervision of the Company's activities. To assist in carrying out its duties, the Board has delegated certain authority to an Audit Committee and a Compensation Committee.

  Audit Committee. The Audit Committee consists of William O. McCoy and Charles R. Eitel. William O. McCoy is the Chairman of the Committee. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. The Audit Committee held one meeting during 1996.

  Compensation Committee. The Compensation Committee consists of Barrington H. Branch and George D. Busbee. Barrington H. Branch is the Chairman of the Committee. The Compensation Committee is responsible for determining compensation for the Company's executive officers and for administering the Company's Incentive Stock Plan. The Compensation Committee held two meetings during 1996.

  Compensation Committee Interlocks and Insider Participation. During 1996, Messrs. Branch and Busbee served as members of the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 1996. Mr. Busbee is of counsel to the law firm of King & Spalding. Mr. Busbee, formerly a partner of such firm, retired from King & Spalding as of December 31, 1993. King & Spalding provided certain legal services to the Company in 1996, including services in connection with offerings of Common Stock by the Company and certain significant acquisitions made by the Company. See "Certain Transactions--Transactions with Directors." There are no compensation committee interlocks.

  The Board does not have a nominating committee.

COMPENSATION OF DIRECTORS

  The Company pays its directors who are not employees of the Company fees for their services as directors. Non-employee directors receive annual compensation of $15,000 plus a fee of $1,000 for attendance in person and $250 for attendance by telephone at each meeting of the Board of Directors.

  Each non-employee director, upon joining the Board of Directors, receives an initial grant of options to purchase 4,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock at the date of the grant of such options. Thereafter, each such director who is serving as such on December 31 of each calendar year and who has served as such for more than one year will, on each December 31, automatically receive an annual grant of options to purchase 3,000 shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock at the date of the grant of such options.

        COMMON STOCK OWNERSHIP BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS

  The following table sets forth information concerning the beneficial ownership of shares of Common Stock of the Company as of February 28, 1997 for
(i) directors of the Company, (ii) the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers"), (iii) the directors and executive officers of the Company as a group and (iv) each person known to the Company who is, or may be deemed to be, the beneficial owner of more than 5% of the Company's Common Stock. The number of shares represents the number of shares of Common Stock the person holds plus the number of shares into which units of limited partnership interests ("Units") in Weeks Realty, L.P. (the "Operating Partnership") held by the person are exchangeable (if the Company elects to issue shares rather than pay cash upon such exchange). Units are exchangeable for Common Stock or cash, at the option of the Company. The right to exchange Units for shares of Common Stock or cash (the "Exchange Rights") may be exercised by the holders of Units (other than A. Ray Weeks, Jr., Thomas
D. Senkbeil, Forrest W. Robinson, John W. Nelley, Jr. and Harold S. Lichtin and certain entities controlled by them) from time to time, in whole or in part.

  The Exchange Rights may be exercised by A. Ray Weeks, Jr., Thomas D. Senkbeil and Forrest W. Robinson and certain entities controlled by them from time to time, in whole or in part, subject to the limitation that the Exchange Rights may not be exercised prior to the later of August 24, 1997, or the date on which a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Common Stock issuable upon exercise of such Exchange Rights becomes effective. The Exchange Rights may be exercised by John W. Nelley, Jr., and certain entities controlled by him, with respect to Units beneficially owned by him through such entities, from time to time, in whole or in part, subject to the limitation that the Exchange Rights may not be exercised prior to the later of one year from their date of issuance or the date on which either a registration statement under the Securities Act relating to the shares of Common Stock issuable upon exercise of such Exchange Rights becomes effective or, in the opinion of counsel, such shares of Common Stock may be issued without registration; provided that in no event may such Exchange Rights be exercised prior to November 1, 1999. The Exchange Rights may be exercised by Harold S. Lichtin and certain entities that he controls from time to time, in whole or in part, subject to the limitation that the Exchange Rights may not be exercised prior to the later of one year from the date of issuance, as defined, or the date on which either a registration statement under the Securities Act relating to the shares of Common Stock issuable upon exercise of such Exchange Rights becomes effective or, in the opinion of counsel, such shares of Common Stock may be issued without registration; provided that in no event may such Exchange Rights be exercised prior to December 31, 1999.

                                       BENEFICIAL OWNERSHIP
                                       ASSUMING NO EXCHANGE       BENEFICIAL OWNERSHIP
                                             OF UNITS             ASSUMING EXCHANGE OF
                                         FOR COMMON STOCK        UNITS FOR COMMON STOCK
                                      -------------------------- -----------------------
                                      NUMBER OF    PERCENTAGE OF NUMBER OF PERCENTAGE OF
                                      SHARES OF      SHARES OF   SHARES OF   SHARES OF
                                       COMMON      COMMON STOCK   COMMON   COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER  STOCK(1)      OUTSTANDING  STOCK(1)   OUTSTANDING
------------------------------------  ---------    ------------- --------- -------------
Cohen & Steers Capital Man-
 agement Inc.(2)............          1,960,100(2)     13.91%    1,960,100     10.51%
 757 Third Avenue
 New York, NY 10017
FMR Corp.(3)................          1,556,400(3)     11.04%    1,556,400      8.35%
 82 Devonshire Street
 Boston, MA 02109
LaSalle Advisors Limited
Partnership/
ABKB/LaSalle Securities
Limited Partnership(4)......          1,435,350(4)     10.18%    1,435,350      7.70%
 11 S. LaSalle Street
 Chicago, IL 60603


                                                 BENEFICIAL OWNERSHIP                 BENEFICIAL OWNERSHIP
                                                ASSUMING NO EXCHANGE OF               ASSUMING EXCHANGE OF
                                                UNITS FOR COMMON STOCK               UNITS FOR COMMON STOCK
                                            ------------------------------       ---------------------------------
                                            NUMBER OF        PERCENTAGE OF       NUMBER OF           PERCENTAGE OF
                                            SHARES OF          SHARES OF         SHARES OF             SHARES OF
                                             COMMON          COMMON STOCK         COMMON             COMMON STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER        STOCK(1)          OUTSTANDING        STOCK(1)             OUTSTANDING
------------------------------------        ---------        -------------       ---------           -------------
The Annenberg Founda-
 tion(5).................                     940,000(5)         6.67%             940,000                5.04%
 St. Davids Center, Suite
  A-200
 150 Radnor-Chester Road
 St. Davids, PA 19087
A. Ray Weeks, Jr.(6).....                     346,801(7)(8)      2.45%           1,779,706(7)(8)          9.50%
Thomas D. Senkbeil(6)....                     110,740(8)            *              206,807(8)(9)(10)      1.11%
Forrest W. Robinson(6)...                      80,793(8)            *              152,920(8)(9)(10)         *
David P. Stockert(6).....                      13,289(8)            *               13,289(8)                *
Klay W. Simpson(6).......                      16,131(8)            *               20,241(8)                *
John W. Nelley, Jr.(6)...                      45,000(8)            *            1,377,261(8)(11)         7.37%
Harold S. Lichtin(6).....                     322,178(8)(12)     2.28%             701,296(8)(12)         3.75%
Barrington H. Branch(6)..                      10,750(13)           *               10,750(13)               *
George D. Busbee(6)......                      15,000(13)           *               15,000(13)               *
Charles Eitel(6).........                      10,000(13)           *               10,000(13)               *
William O. McCoy(6)......                      12,000(13)           *               12,000(13)               *
All executive officers
 and directors as a
 group...................                   1,160,501(14)        7.96%           4,422,895(14)           23.12%

--------
 *  Represents less than 1% of the Company's outstanding Common Stock.
 (1) Except as otherwise indicated, each of the parties listed has sole voting and investment power over the shares owned.
 (2) According to a Schedule 13G, dated February 11, 1997, filed on behalf of Cohen & Steers Capital Management Inc., a registered investment advisory company, Robert H. Steers, by virtue of his position as Chairman may also be deemed a beneficial owner of said shares. These parties disclaim the power to vote 298,000 shares of Common Stock.
 (3) According to a Schedule 13G, dated February 14, 1997, filed on behalf of FMR Corp., a parent holding company, Edward C. Johnson 3d, as Chairman and a significant shareholder of FMR Corp., and Abigail P. Johnson, as significant shareholder of FMR Corp., may also be deemed beneficial owners of said shares by virtue of their relationships to these companies. FMR Corp., through a wholly owned investment advisory company, Fidelity Management & Research Company ("Fidelity"), has sole power to dispose of 1,271,700 shares owned by certain Fidelity funds ("Funds") for which it serves as an advisor. Neither FMR Corp. nor Edward C. Johnson 3d has the sole power to vote or direct the voting of 1,271,700 shares as such power resides with each Fund's Board of Trustees. FMR. Corp., through a wholly owned subsidiary bank, Fidelity Management Trust Company, has sole power to dispose or direct the disposition of 284,700 shares, the sole power to vote or direct the vote of 276,300 shares and disclaims the power to vote or to direct the vote of 8,400 shares, in its capacity as investment manager of the bank's institutional accounts.

 (4) According to a Schedule 13G, dated February 11, 1997, filed on behalf of LaSalle Advisors Limited Partnership ("LaSalle") and ABKB/LaSalle Securities Limited Partnership ("ABKB"), registered investment advisory companies, William K. Morrill, Jr., and Keith R. Pauley by virtue of their employment positions may also be deemed beneficial owners of said shares. LaSalle claims beneficial ownership of 787,750 shares or 5.58% of the Company's Common Stock, the sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 370,950 shares, shared power to vote or to direct the vote of 143,800 shares, shared power to dispose or to direct the disposition of 416,800 shares and disclaims sole or shared voting power of 273,000 shares of Common Stock. ABKB claims beneficial ownership of 647,600 shares or 4.60% of the Company's Common Stock, the sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 150,400 shares, shared power to vote or to direct the vote of 404,255 shares, shared power to dispose or to direct the disposition of 497,200 shares and disclaims sole or shared voting power of 92,945 shares of Common Stock. Mr. Morrill and Mr. Pauley may be deemed to be the beneficial owners of the shares included in the table above, including the sole power to vote or to direct the vote and sole power to dispose or to direct the disposition of 521,350 shares, shared power to vote or to direct the vote of 548,055 shares, shared power to dispose or to direct the disposition of 914,000 shares and disclaim sole or shared voting power of 365,945 shares of Common Stock. Mr. Morrill and Mr. Pauley disclaim beneficial ownership of any of said shares.
 (5) According to a Schedule 13D, dated November 13, 1996, filed on behalf of The Annenberg Foundation (the "Foundation"), Mr. Walter H. Annenberg may also be deemed a beneficial owner of the shares held by the Foundation by virtue of his position as Chairman, President, sole director and sole stockholder of the Foundation.
 (6) Beneficial owner's address is 4497 Park Drive, Norcross, GA 30093.
 (7) Includes 3,467 shares of Common Stock and 400,155 Units held by trusts of which A. Ray Weeks, Jr. is co-trustee and a 20% beneficiary, and 255,263 Units held by corporations that A. Ray Weeks, Jr. controls, including Units held by those corporations discussed in notes (9) and (10) below, and 2,442 Units held by Mr. Weeks' spouse.
 (8) Includes 80,000, 55,000, 55,000, 15,000, 40,000 and 40,000 shares issuable to Mr. Weeks, Mr. Senkbeil, Mr. Robinson, Mr. Simpson, Mr. Nelley and Mr. Lichtin, respectively, upon exercise of stock options which are currently exercisable or exercisable within 60 days, but does not include 35,000, 20,000, 20,000, 67,500 and 8,000 shares issuable to
     Mr. Weeks, Mr. Senkbeil, Mr. Robinson, Mr. Stockert and Mr. Simpson, respectively, upon exercise of stock options which are not exercisable within 60 days.
 (9) Includes 42,993 Units held by a corporation which is owned 60%, 30% and 10%, respectively, by Mr. Weeks, Mr. Senkbeil and Mr. Robinson.
(10) Includes 257 Units held by a corporation which is owned 75%, 20% and 5%, respectively, by Mr. Weeks, Mr. Senkbeil and Mr. Robinson.
(11) Includes 1,332,261 Units held by a partnership of which Mr. Nelley is a general partner. Mr. Nelley disclaims beneficial ownership of 1,044,983 of such Units.
(12) Includes 282,178 shares of Common Stock and 134,673 Units held by entities which Harold S. Lichtin controls and 1,228 Units held by Mr. Lichtin's spouse.
(13) Includes 10,000 shares issuable upon the exercise of stock options which are currently exercisable or exercisable within 60 days.
(14) Includes 477,000 shares issuable upon the exercise of stock options which are currently exercisable or exercisable within 60 days, but does not include 187,000 shares issuable upon exercise of stock options which are not exercisable within 60 days.

                            EXECUTIVE COMPENSATION

  The following table sets forth certain information concerning the compensation paid to the Named Executive Officers:

SUMMARY COMPENSATION TABLE

                                                                       LONG-TERM
                                                                   COMPENSATION AWARDS
                                                                 ------------------------
                                        ANNUAL COMPENSATION      RESTRICTED   SECURITIES        ALL
   NAME AND PRINCIPAL              -----------------------------   STOCK      UNDERLYING       OTHER
        POSITION                   YEAR  SALARY  BONUS (1)(2)(3)   AWARDS     OPTIONS (#) COMPENSATION(4)
   ------------------              ---- -------- --------------- ----------   ----------- ---------------
A. Ray Weeks, Jr. ............     1996 $218,451    $    --       $    --       25,000       $171,544
 Chairman of the Board and         1995  191,764     115,290           --          --           6,854
 Chief Executive Officer           1994  144,997      37,310           --       80,000          6,718

Thomas D. Senkbeil............     1996  196,382     136,000       235,000(5)   20,000          7,231
 Vice Chairman of the Board        1995  165,103      89,775           --          --           6,662
 and Chief Investment Officer      1994  141,105      31,568           --       55,000          6,480

Forrest W. Robinson...........     1996  196,382     128,000       200,000(5)   20,000          7,231
 President and Chief               1995  165,103      83,475           --          --           6,662
 Operating Officer                 1994  141,105      30,485           --       55,000          6,771

David P. Stockert(6)..........     1996  184,687     116,000       200,000(5)   17,500          5,077
 Senior Vice President and         1995   78,966      38,950       165,000(6)   50,000          1,821
 Chief Financial Officer           1994      --          --            --          --             --

Klay W. Simpson...............     1996   57,200     318,014(7)        --        8,000          2,828
 Senior Vice President--           1995   57,200     281,642(7)        --          --           2,982
 Marketing                         1994   57,200     187,127(7)        --       15,000          2,418

--------
(1) Bonus amounts for 1996 totaling $136,000 for Mr. Senkbeil, $128,000 for Mr. Robinson and $116,000 for Mr. Stockert earned in 1996 were paid in 1997.
(2) Bonus amounts for 1995 totaling $115,290 for Mr. Weeks, $89,775 for Mr. Senkbeil, $83,475 for Mr. Robinson and $38,950 for Mr. Stockert earned in 1995 were paid in 1996.
(3) Bonus amounts for 1994 totaling $27,950 for Mr. Weeks, $22,208 for Mr. Senkbeil and $21,125 for Mr. Robinson earned in 1994 were paid in 1995. All other bonus amounts were earned and paid in 1994.
(4) For 1996, amounts include the Company's matching contributions to its 401(k) retirement savings plan of $3,431 for Mr. Weeks, $3,118 for Mr. Senkbeil, $3,118 for Mr. Robinson, $1,255 for Mr. Stockert and $999 for Mr. Simpson. Amounts for 1996 also include health care and disability premium payments of $4,113 for Mr. Weeks, $4,113 for Mr. Senkbeil, $4,113 for Mr. Robinson, $3,822 for Mr. Stockert and $1,829 for Mr. Simpson. For 1996, the amount for Mr. Weeks also includes a bonus totaling $164,000 earned in 1996 that the Compensation Committee of the Board of Directors elected to defer for a period of five years, which period may be extended at the election of Mr. Weeks. The terms of such bonus deferral also provide for the payment of interest to Mr. Weeks on the amount of the deferred bonus.
(5) Represents the value of 7,015, 5,970 and 5,970 restricted shares of Common Stock granted on February 17, 1997, to Mr. Senkbeil, Mr. Robinson and Mr. Stockert, respectively. These shares were granted in recognition of successful prior service to the Company and will be earned through the continued financial performance of the Company as stated below. These shares vest ratably over the four year period ending

   February 17, 2000, provided the Company's growth in per share funds from operations is at least equal to 10% on an annual basis for each of the four vesting periods. Funds from operations is a real estate investment trust ("REIT") industry measurement that is one of the tools used by the Board of Directors to assess the financial performance of the Company. At December 31, 1996, the restricted stock granted to Mr. Senkbeil, Mr. Robinson and Mr. Stockert had a value of $235,000, $200,000 and $200,000, respectively (assuming all shares will fully vest in accordance with the terms of the arrangements). Dividends are paid on the restricted stock at the same rate payable to common shareholders.
(6) Mr. Stockert was employed by the Company on June 29, 1995. In connection with Mr. Stockert's employment, he received 6,804 shares of restricted stock. Shares totaling 4,742 vest ratably over the four year period ending June 26, 1999. Shares totaling 2,062 vest at varying percentages on June 30, 1998, provided that the average annual total return, as defined, on the Company's common stock over the vesting period (i) is at least equal to 12% (with 100% vesting at a 15% or more average annual total return), and (ii) exceeds the average annual total return of stocks that make up the Equity REIT Index published by the National Association of Real Estate Investment Trusts ("NAREIT"). At December 31, 1996, the restricted stock had a value of $226,233 (assuming all shares will fully vest in accordance with the terms of the arrangements). Dividends are paid on the restricted stock at the same rate payable to common shareholders.
(7) Amounts represent commissions earned on real estate transactions under the terms of Mr. Simpson's employment arrangement with the Company.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth the individual grants of stock options made during 1996 to each Named Executive Officer.

                                             INDIVIDUAL GRANTS
                         ---------------------------------------------------------
                                                                                   POTENTIAL REALIZABLE VALUE
                                             PERCENT OF TOTAL                      AT ASSUMED ANNUAL RATES OF
                              NUMBER OF          OPTIONS                            STOCK PRICE APPRECIATION
                             SECURITIES         GRANTED TO    EXERCISE                 FOR OPTION TERM (2)
                             UNDERLYING         EMPLOYEES       PRICE   EXPIRATION ---------------------------
          NAME           OPTIONS GRANTED (1)  IN FISCAL YEAR  ($/SHARE)    DATE         5%           10%
          ----           ------------------- ---------------- --------- ---------- ------------ --------------
A. Ray Weeks, Jr. ......       25,000              8.83%       $26.00   5/21/2006  $    408,782 $    1,035,933
Thomas D. Senkbeil......       20,000              7.07%        26.00   5/21/2006  $    327,025 $      828,746
Forrest W. Robinson.....       20,000              7.07%        26.00   5/21/2006  $    327,025 $      828,746
David P. Stockert.......       17,500              6.18%        26.00   5/21/2006  $    286,147 $      725,153
Klay W. Simpson.........        8,000              2.83%        26.00   5/21/2006  $    130,810 $      331,498

--------
(1) All options listed become exercisable ratably on the first, second and third anniversaries, respectively, following the date of grant.
(2) Amounts for the Named Executive Officers shown under the "Potential Realizable Value" columns above have been calculated by multiplying the exercise price by the annual appreciation rate shown (compounded for the term of the options), subtracting the exercise price per share and multiplying the gain per share by the number of shares covered by the options. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions. The amounts reflected in this table may not be achieved.

FISCAL YEAR-END OPTION VALUES TABLE

  The following table sets forth information with respect to the value of unexercised in-the-money options held by the Named Executive Officers of the Company at December 31, 1996. None of the Named Executive Officers of the Company exercised options in 1996.

                         NUMBER OF SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                             UNEXERCISED OPTIONS AT              IN-THE-MONEY OPTIONS AT
                               FISCAL YEAR-END (#)               FISCAL YEAR-END ($) (1)
                         -----------------------------------    -------------------------
          NAME            EXERCISABLE        UNEXERCISABLE      EXERCISABLE UNEXERCISABLE
          ----           -------------      ----------------    ----------- -------------
A. Ray Weeks, Jr. ......     80,000              25,000         $1,120,000    $181,250
Thomas D. Senkbeil......     55,000              20,000            770,000     145,000
Forrest W. Robinson.....     55,000              20,000            770,000     145,000
David P. Stockert.......        --               67,500                --      595,625
Klay W. Simpson.........     15,000               8,000            210,000      58,000

--------
(1) In accordance with the Securities and Exchange Commission's rules, values are determined by subtracting the exercise price from the fair market value of the underlying Common Stock. For purposes of this table, fair market value is deemed to be $33.25, the price of the Common Stock as reported on the New York Stock Exchange on December 31, 1996.

401(K) PLAN

  The Company currently has a 401(k) retirement plan covering substantially all officers and employees of the Company. The 401(k) plan permits participants to defer up to a maximum of 20% of their compensation. The Company makes contributions to the 401(k) plan at the discretion of the Board of Directors.

NONCOMPETITION AND EMPLOYMENT AGREEMENTS

  Certain of the Named Executive Officers and directors have employment and noncompetition agreements with the Company, as set forth below.

  Each of A. Ray Weeks, Jr., Thomas D. Senkbeil, Forrest W. Robinson, David P. Stockert, John W. Nelley, Jr. and Harold S. Lichtin has entered into a noncompetition agreement (the "Noncompete Agreements") with the Company, the Operating Partnership, Weeks Realty Services, Inc. ("Weeks Realty Services") and Weeks Construction Services, Inc. ("Weeks Construction Services"). The Noncompete Agreements, with certain exceptions, prohibit each individual from serving as an officer, director, or partner of, owning any interest in or performing certain managerial functions on behalf of, any entity that engages directly or indirectly in the development, operation, management, leasing, construction or landscaping of any industrial or office properties during the term of his employment with the Company and for a period of three years thereafter, with respect to Messrs. Weeks, Senkbeil and Robinson, for a period of two years thereafter, with respect to Mr. Stockert, and for a period of one year thereafter, with respect to Messrs. Nelley and Lichtin.

  In addition, A. Ray Weeks, Jr. and Forrest W. Robinson have each entered into employment agreements with each of the Company, the Operating Partnership, Weeks Realty Services and Weeks Construction Services; Thomas D. Senkbeil has entered into an employment agreement with each of the Company, the Operating Partnership and Weeks Realty Services; and David P. Stockert, John W. Nelley, Jr. and Harold S. Lichtin have each entered into employment agreements with the Company (collectively, the "Employment Agreements"). The Employment Agreements provide for a three-year term of employment for each of these individuals. Annual compensation (including bonus and stock option or restricted stock awards) is set in accordance with criteria established by the Compensation Committee of the Board of Directors. See "Board Compensation Committee Report on Executive Compensation." The initial three-year terms of the Employment Agreements for Messrs.

Weeks, Senkbeil and Robinson will expire on August 24, 1997. The Company anticipates that it will enter into new employment agreements with these individuals, however, the terms and conditions of such agreements have not yet been determined.

INCENTIVE STOCK PLAN

  The Company has adopted an Incentive Stock Plan (the "Incentive Stock Plan") to attract and provide incentives to officers, key employees and directors.

  The Incentive Stock Plan provides for grants of options to purchase a specified number of shares of Common Stock ("Options") or grants of restricted shares of Common Stock ("Restricted Stock"). Under the Incentive Stock Plan the total number of shares available for such grants is 1,000,000 shares of Common Stock. The total number of Options and shares of Restricted Stock that may be granted to any participant in any one year under the Incentive Stock Plan may not exceed 100,000 shares. In the event of certain extraordinary events, the Board of Directors or the Compensation Committee may make such adjustments in the aggregate number and kind of shares reserved for issuance, the number of shares and kind covered by outstanding awards and the exercise prices specified therein as may be determined to be appropriate.

  Participants in the Incentive Stock Plan, who may be officers or employees of the Company, its subsidiaries or designated affiliates, will be selected by the Compensation Committee. Directors of the Company are also eligible to participate, but, in the case of directors who are not also employees, participation will be only pursuant to automatic grants under a specified formula set forth in the Incentive Stock Plan.

  The Options can either be "incentive stock options" ("ISOs") that are intended to satisfy the requirements of the Internal Revenue Code of 1986, as amended (the "Code") or "non-qualified stock options" ("NQOs") that are not intended to satisfy such requirements. Employees of the Operating Partnership and directors who are not also employees shall be eligible only for the grant of NQOs.

  The Compensation Committee may amend any award theretofore granted, prospectively or retroactively. No such amendment may impair the rights of any participant under any award without the consent of such participant (except for any amendment made to cause the plan to qualify for an exemption provided by Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")).

  The exercise price for both an ISO and a NQO will be no less than the fair market value of the Common Stock on the date on which the Option in respect thereof is granted. The exercise price is generally payable in cash, by check or, in certain circumstances, by the surrender, at the fair market value on the date on which the Option is exercised, of shares of Common Stock. The vesting provisions, if any, of the Options and Restricted Stock will be determined by the Compensation Committee. Upon a Change of Control (as defined below) of the Company, the Board of Directors may take any action with respect to unexercised Options or forfeitable Restricted Stock, including waiving any vesting or forfeiture conditions, as the Board of Directors deems appropriate under the circumstances to protect the interests of the Company in maintaining the integrity of such grants under the Incentive Stock Plan. A "Change of Control" means (i) the acquisition of the power to direct, or cause the direction of, the management and policies of the Company by a person (not previously possessing such power), acting alone or in conjunction with others, whether through the ownership of Common Stock, by contract or otherwise, or
(ii) the acquisition, directly or indirectly, of the power to vote more than 20% of the outstanding Common Stock by any person or by two or more persons acting together except an acquisition from the Company or by the Company, the Company's management or a Company sponsored employee benefit plan, where (x) the term "person" means natural person, corporation, partnership, joint venture, trust, government or instrumentality of a government, and (y) customary agreements with or between underwriters and selling group members with respect to a bona fide public or private offering of Common Stock or other equity securities of the Company shall be disregarded for purposes of this definition. An Option also may include a right to surrender the Option for cash or for cash and Common Stock subject to the terms and conditions set forth in the Incentive Stock Plan. The right of any participant to exercise an Option may not be transferred in any way other than by will or the laws of descent and distribution.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors. The Compensation Committee is comprised of two independent, non-employee directors who are responsible for developing, administering and monitoring the compensation policies applicable to the Company's executive officers, and for administering the Company's Incentive Stock Plan, under which grants may be made to executive officers and other key employees. The Compensation Committee considers recommendations from management, along with other factors, and reviews independently prepared industry compensation information.

 Executive Compensation Philosophy.

  The Compensation Committee believes that a fundamental goal of the Company's executive compensation program should be to foster a high performance culture that motivates and retains high-performing executives, to promote teamwork, to align compensation with business objectives and sustained performance and to provide incentives to create value for the Company's shareholders. The Compensation Committee believes that a significant portion of total executive officer compensation should consist of variable, performance based components, such as bonuses and Restricted Stock and Option awards, which can increase or decrease to reflect changes in Company or individual performance.

  The Compensation Committee uses as its primary market benchmark the practices of a peer group of equity REITs similar in business focus, market capitalization and/or performance to the Company. It believes that equity REITs offer the most likely competition for executive talent. Comparative compensation information for the peer group of equity REITs used by the Compensation Committee was obtained from the SNL Executive Compensation Review 1996--REITs. The Compensation Committee believes that a peer group comparison enables the Company to determine a fair level of compensation for executive officers, while assuring shareholders that executive pay levels are reasonable.

 Components of Compensation.

  Base Salary. Base salary levels are determined based on the executive's performance, tenure and industry experience, as well as the Company's financial performance. Base salaries are reviewed annually by the Compensation Committee. Annual salary increases for executive officers take into account
(i) the actual and budgeted future financial performance of the Company, (ii) individual performance, (iii) the functions performed by the executive officer, and (iv) changes in the compensation practices of the peer group. The weight given such factors by the Compensation Committee may vary from individual to individual.

  Short-Term Incentive Awards. During 1996, the Company had a discretionary bonus program based on each executive officer's performance and the Company's overall financial and operational performance. Some of the specific factors taken into account in determining bonus awards for 1996 included (i) the Company's growth in Funds from Operations (defined below) per share and achievement of budgeted financial results; (ii) the total return to an investor in the Company's Common Stock, assuming a holding period for the full year and the reinvestment of dividends; (iii) the success of the Company's acquisition, development and southeast market expansion activities; (iv) the successful execution of the Company's debt and equity capital raising activities;

and (v) the achievement of other subjective individual performance goals. Consideration of these factors is subjective, and no specific weightings were applied. "Funds from operations" is defined by NAREIT as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. The Compensation Committee believes that the Company's funds from operations is one of the appropriate measures of its performance.

  A. Ray Weeks, Jr., Thomas D. Senkbeil, Forrest W. Robinson, John W. Nelley, Jr., Harold S. Lichtin and David P. Stockert are eligible under the terms of their respective Employment Agreements to receive aggregate annual bonus payments of up to 75% of their aggregate base salaries; however, the actual amounts of such payments are based primarily upon the factors discussed above.

  Long-Term Incentive Awards. The Company adopted the Incentive Stock Plan to attract and provide incentives to officers, key employees and directors. The Incentive Stock Plan provides for grants of Options or grants of Restricted Stock. The Incentive Stock Plan is designed to motivate executive officers and key employees to maximize shareholder value.

  The Compensation Committee grants awards under the Incentive Stock Plan based on a number of factors, including (i) the investment performance of the Company's equity securities, (ii) the executive officer's or key employee's position in the Company, (iii) his or her performance and responsibilities,
(iv) equity participation levels of comparable executives and key employees at other companies in the compensation peer group and (v) individual contribution to the Company's financial performance. However, the Incentive Stock Plan does not provide any formulaic method for weighting these factors, and a decision to grant an award is based primarily upon the Compensation Committee's evaluation of the past as well as the future anticipated performance and responsibilities of the individual in question.

  Options to purchase 283,000 shares of Common Stock were granted to certain officers and employees of the Company during 1996, including 90,500 options granted to the Named Executive Officers. In February 1997, the Compensation Committee approved an award of 34,331 shares of Restricted Stock to certain officers and employees of the Company, including 18,955 shares granted to the Named Executive Officers, for Company and individual performance in 1996, and as an inducement to motivate and retain such officers in future years. An important factor considered by the Compensation Committee in making the Restricted Stock grants was the officers' and employees' roles in successfully completing the Company's acquisitions in Nashville, Tennessee and the Raleigh-Durham-Chapel Hill area of North Carolina. The shares of Restricted Stock granted by the Compensation Committee in February 1997 will vest ratably on each of the next four anniversaries of the grant date (each a "Vesting Date"), provided that the annual growth in the Company's per share funds from operations calculated for the two consecutive fiscal years prior to a Vesting Date is at least 10%. Shares that are not vested on each Vesting Date will be forfeited. Recipients of the Restricted Stock awards may vote such shares and are entitled to dividends on the same basis as unrestricted shares of Common Stock until such shares are forfeited, if applicable.

 Chief Executive Officer Compensation.

  The compensation of A. Ray Weeks, Jr. during 1996 was determined on the same basis as discussed above for the Company's other executive officers. For 1996, Mr. Weeks' compensation consisted of base salary and deferred bonus, and Option awards under the Incentive Stock Plan, each as described under "-- Summary Compensation Table" above. In addition, the Compensation Committee has approved an increase in Mr. Weeks' base salary to $275,000 in 1997. Mr. Weeks' compensation for 1996 and salary increase for 1997 were based on his contribution to the Company's growth and financial performance during the year, and the success of its southeast expansion strategy, and took into account the compensation practices relating to the Chief Executive Officers of the compensation peer group. Mr. Weeks' base salary, bonus and award levels under the Incentive Stock Plan will continue to be reviewed annually by the Compensation Committee.

 Policy With Respect to the $1 Million Deduction Limit.

  The Omnibus Budget Reconciliation Act of 1993 placed certain limits on the deductibility of non-performance based executive compensation for a company's employees, unless certain requirements are met.

  Currently, the Compensation Committee does not believe that there is a risk of losing deductions under this law. However, in the future, the Compensation Committee intends to consider carefully any plan or compensation arrangement that might result in the disallowance of compensation deductions. It will use its best judgment, taking all factors into account, including the materiality of any deductions that may be lost versus the broader interests of the Company to be served by paying adequate compensation for services rendered, before adopting any plan or compensation arrangement.

                                          Compensation Committee

                                          Barrington H. Branch, Chairman
                                          George D. Busbee

  The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act (together with the Securities Act, the "Acts"), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

STOCK PERFORMANCE GRAPH

  The following stock price performance graph compares the Company's performance to the S&P 500 and the index of equity REITs prepared by NAREIT. Equity REITs are defined by NAREIT as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity REIT index includes all tax qualified REITs listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market. The performance graph assumes $100 invested in the Company's Common Stock as of August 18, 1994, the date on which the Company's Common Stock began trading on the New York Stock Exchange, and assumes the investment of the same amount as of August 31, 1994, in the S&P 500 and the NAREIT equity REIT index. The difference in the initial start dates is due to the fact that the Company's Common Stock did not start to trade publicly until August 18, 1994 and only month-end data is available for the NAREIT equity REIT index. The Company believes that the net effect of this difference in start dates does not have a material effect on the performance graph. Total return includes reinvestment of dividends. Stock price performance for the Company for the period from August 18, 1994, through December 31, 1996, is not necessarily indicative of future results.

                               WEEKS CORPORATION
      COMPARATIVE PERFORMANCE SINCE THE COMPANY'S INITIAL PUBLIC OFFERING


                         [GRAPH APPEARS HERE]

                   COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                  AMONG WEEKS, S&P 500 INDEX AND NAREIT INDEX

Measurement period                           S&P 500      NAREIT
(Fiscal Year Covered)           Weeks         Index       Index
---------------------           --------     --------    --------
Measurement PT -
08/94                           $ 100        $ 100       $ 100

FYE 12/31/94                    $ 109        $  98       $  98
FYE 12/31/95                    $ 134        $ 134       $ 113
FYE 12/31/96                    $ 189        $ 165       $ 153



  The foregoing stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Acts except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                             CERTAIN TRANSACTIONS

GENERAL

  In connection with the Company's August 1994 initial public offering (the "IPO"), the Company incurred $38 million in new mortgage indebtedness with The Prudential Insurance Company of America. A. Ray Weeks, Jr., certain members of the family of A. Ray Weeks, Jr. (the "Weeks Family"), Forrest W. Robinson, Louis Robinson (Forrest W. Robinson's father), a trust of which A. Ray Weeks, Jr. is the trustee and of which A. Ray Weeks, Jr. and the Weeks Family are beneficiaries, and a trust of which A. Ray Weeks, Jr., Harry T. Weeks (A. Ray Weeks, Jr.'s uncle) and Martha Patterson Weeks (A. Ray Weeks, Jr.'s mother) are trustees and of which A. Ray Weeks, Jr. and the Weeks Family are beneficiaries, severally, but not jointly, guaranteed collection, not payment, of a portion of this indebtedness. At December 31, 1996, such guarantees extended to, in the aggregate, the first $20.7 million due on such indebtedness.

TRANSACTIONS WITH EXECUTIVE OFFICERS

  Helen Ballard Weeks, the wife of A. Ray Weeks, Jr., is a principal of Ballard Designs, a national home furnishings mail order firm that leases an aggregate of 97,639 square feet of space in two of the Operating Partnership's properties. The aggregate base rent and tenant reimbursable expenses paid by Ballard Designs with respect to such leases in 1996 was $385,415.

TRANSACTIONS WITH DIRECTORS

  George D. Busbee, a director of the Company, is of counsel to the law firm of King & Spalding. Mr. Busbee, formerly a partner of such firm, retired from King & Spalding as of December 31, 1993. King & Spalding provided certain legal services to the Company in 1996, including services in connection with offerings of Common Stock by the Company and certain significant acquisitions made by the Company.

  On November 1, 1996, the Company and its affiliates acquired certain assets and properties of NWI Warehouse Group, L.P. and its affiliates (collectively, "NWI"). Mr. Nelley and Albert W. Buckley, Jr., a Managing Director of the Company, are significant beneficial owners of NWI. Upon completion of the acquisition, Mr. Nelley and Mr. Buckley were each employed as Managing Directors of the Company, and Mr. Nelley was appointed as a director of the Company. Mr. Nelley and Mr. Buckley each have entered into an Employment Agreement and a Noncompetition Agreement with the Company. See "Executive Compensation--Noncompetition and Employment Agreements." As part of the NWI transaction, the Company has agreed, subject to updating its due diligence procedures and completion of the applicable properties, to acquire 6 development properties over a 17 month period and to acquire approximately 150 net usable acres of undeveloped land over a period of up to 6 years. Pursuant to such agreements, on November 27, 1996, the Company acquired approximately 31 net usable acres from NWI in exchange for consideration in the amount of 162,232 Units with a value of $4,055,800, including reimbursement for certain infrastructure costs, and on December 30, 1996, the Company acquired approximately 14 net usable acres from NWI in exchange for 89,277 Units with a value of $2,231,925, including reimbursement for certain infrastructure costs. Through their ownership in NWI, Mr. Nelley and Mr. Buckley beneficially acquired 34,983 Units and 34,327 Units, respectively, on November 27, 1996, and 19,251 Units and 18,891 Units, respectively, on December 30, 1996, in connection with these acquisitions. The acquisition consideration for the additional undeveloped land was determined through arms length negotiations between the Company and NWI in connection with the initial closing of the NWI transaction on November 1, 1996. The acquisition consideration for the additional properties was also determined through arms length negotiations between the Company and NWI in connection with the initial closing of the NWI transaction on November 1, 1996, and generally will be based upon the projected net operating income to be generated by the properties for the twelve months following stabilization.

  On December 31, 1996, the Company and its affiliates acquired certain assets and properties of Lichtin Properties, Inc. and its affiliates (collectively, "Lichtin Properties"). Mr. Lichtin was a significant beneficial owner of Lichtin Properties prior to the acquisition. Upon completion of the acquisition, Mr. Lichtin was employed as a Managing Director of the Company and was also appointed as a director of the Company. Mr. Lichtin has entered into an Employment Agreement and a Noncompetition Agreement with the Company. See "Executive Compensation--Noncompetition and Employment Agreements." As part of the Lichtin Properties transaction, the Company has agreed, subject to updating its due diligence procedures and completion of the applicable properties, to acquire 15 completed and under development properties over an approximately 18 month period and to acquire approximately 64 net usable acres of undeveloped land over the next 4 years. The acquisition consideration for such additional properties and undeveloped land was determined through arm's length negotiations between the Company and Lichtin Properties in connection with the initial closing of the Lichtin Properties transaction on December 31, 1996. The acquisition consideration for the additional properties generally will be based upon an evaluation of the properties' physical conditions, lease characteristics, operating expense rates and future capital improvement needs, with respect to completed properties, and the projected net operating income to be generated by such properties for the twelve months following stabilization, with respect to properties under development. As part of the Lichtin Properties transaction, the Operating Partnership assumed certain mortgage indebtedness encumbering the properties acquired from Lichtin Properties. Pursuant to pre-existing agreements that survived the closing of the Lichtin Properties transaction, Mr. Lichtin has guaranteed payment of a portion of the principal of such mortgage indebtedness. At December 31, 1996, the maximum potential aggregate liability under such guarantees was approximately $3.5 million. In addition such pre-existing agreements provide that Mr. Lichtin will indemnify the holders of such mortgage indebtedness against losses resulting from the Operating Partnership's failure to discharge its mortgage covenants relating to environmental matters and to fund tenant improvements and lease commission costs. The Operating Partnership has agreed to indemnify Mr. Lichtin for any losses incurred by him as a consequence of circumstances arising after the closing date of the Lichtin Properties transaction under such guarantees and indemnities.

TRANSACTIONS WITH THE WEEKS FAMILY

  The Company currently purchases and will continue to purchase plantings for its landscaping business from Bold Springs Nursery, a company 100% owned by John H. Barbour and his wife Patricia L. Weeks, a sister of A. Ray Weeks, Jr. The aggregate amount paid by the Company to Bold Springs Nursery during 1996 was $149,015.

                                 OTHER MATTERS

INDEPENDENT PUBLIC ACCOUNTANTS

  The Company's financial statements for the fiscal year ended December 31, 1996, were audited by Arthur Andersen LLP ("Arthur Andersen"). The Company has selected Arthur Andersen as its independent auditors for the fiscal year ending December 31, 1997. Representatives of Arthur Andersen are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Compliance With Section 16(a) of the Exchange Act requires the Company's officers, directors, and persons who own more than 10% of the Company's Common Stock to file certain reports with respect to each such person's beneficial ownership of the Company's Common Stock. In addition, Item 405 of Regulation S-K requires the Company to identify in its Proxy Statement each reporting person that failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal year. Based on a review of the copies of such forms furnished to the Company, the Company believes that all reports required to be filed pursuant to Section 16(a) during 1996 were timely filed except that each of Moses L. Salcido, an officer of the Company, Albert W. Buckley, Jr., an officer of the Company, and John W. Nelley, Jr., an officer and director of the Company, filed a late Form 3.

SHAREHOLDER PROPOSALS

  Any shareholder proposals intended to be presented at the Company's 1998 Annual Meeting of Shareholders must be received by the Company on or before December 1, 1997, to be eligible for inclusion in the Proxy Statement and form of proxy to be distributed by the Board of Directors in connection with such meeting.

ANNUAL REPORT TO SHAREHOLDERS

  The Annual Report of the Company for the year ended December 31, 1996, including audited financial statements, accompanies this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.

ANNUAL REPORT ON FORM 10-K

  THE COMPANY WILL PROVIDE, WITHOUT CHARGE, AT THE WRITTEN REQUEST OF ANY SHAREHOLDER OF RECORD AS OF THE CLOSE OF BUSINESS ON MARCH 20, 1997, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS THERETO. The Company will provide copies of the exhibits, should they be requested by eligible shareholders, and the Company may impose a reasonable fee for providing such exhibits. Requests for copies of the Company's Annual Report on Form 10-K should be mailed to:

                                Weeks Corporation
                                4497 Park Drive
                                Norcross, Georgia 30093
                                Attention: Vice President,
                                        Investor Relations

OTHER MATTERS

  The Board of Directors knows of no other matters to be brought before the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Elizabeth C. Belden
                                          ---------------------------
                                          Elizabeth C. Belden
                                          Corporate Secretary

Atlanta, Georgia
March 27, 1997

                               WEEKS CORPORATION

                   Proxy Solicited by the Board of Directors
            for the Annual Meeting of Shareholders on May 21, 1997

The undersigned hereby appoints A. Ray Weeks, Jr., Thomas D. Senkbeil and Forrest W. Robinson, and each of them, as proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of common stock of Weeks Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on Wednesday, May 21, 1997 at 10:00 a.m., local time, at the Atlanta Marriott, Gwinnett Place, 1775 Pleasant Hill Road, Duluth, Georgia 30136, or at any adjournment thereof, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may properly come before the Annual Meeting of Shareholders or any adjournment thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, THE PROXY WILL BE VOTED "FOR" THE PROPOSAL STATED ON THE REVERSE SIDE.

PLEASE VOTE, DATE AND SIGN ON THE REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

Please sign exactly as your name(s) appear(s) hereon. Where there is more than one owner, each should sign. When signing in a fiduciary or representative capacity, please give full title. If this proxy is submitted by a corporation, it should be executed in full corporate name by a duly authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ON MAY 21, 1997. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE


--------------------------
    WEEKS CORPORATION
--------------------------

        The Board of Directors recommends a vote FOR:

1. Election of Directors:

   George D. Busbee, William Cavanaugh III,                 With-      For All
      Harold S. Lichtin, William O. McCoy,        For       hold       Except
      John W. Nelley, Jr., A. Ray Weeks, Jr.      [ ]        [ ]        [ ]


NOTE: If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the nominee's name. Your shares will be voted for the remaining nominee(s).


RECORD DATE SHARES:






Please be sure to sign and date this Proxy.         Date
                                                         ---------------------


-----------------------------------        -----------------------------------
Shareholder sign here                      Co-owner sign here


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